UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.          )
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AT&T Corp.

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For more information contact:
SBC	AT&T
Kevin Belgrade	Paul Kranhold
210-351-2162	908-234-5105 or 415-640-2737

Marc Bien	Andy Backover
415-537-3314	908-234-8632 or 908-432-2487

SBC, AT&T Formally Begin Merger Approval Process

Combination will Serve Consumers and the Public Interest with
Highly Complementary Strengths and Customer Bases

     WASHINGTON, D.C., Feb. 22, 2005 — Consumers and businesses throughout the United States will see more investment in, and faster deployment of, innovative new and improved communications technologies and services with the merger of SBC and AT&T than the companies could have hoped to achieve on their own, the companies said in a joint filing with the Federal Communications Commission today.

     “This merger signals a new era in communications for customers and the companies who serve them,” said Edward E. Whitacre Jr., chairman and CEO of SBC. “This is a natural and healthy evolution of a dynamic, competitive and restructuring communications industry. It is a direct response to a new competitive reality — and to retail and business customers who have so many more choices in communications today than 10 years ago, when the last federal telecom laws were passed.”

     “The combination of these two great companies is designed to create a stronger global competitor, with the resources to bring the benefits of advanced communications services and innovation to customers of all kinds including consumers, small and medium-sized businesses, and large and multinational corporations,” said David W. Dorman, chairman and CEO of AT&T. “This merger is a great strategic fit for our two companies, for our customers and for our employees.”

     Today’s filing by the companies begins the formal federal review process at the FCC and U.S. Department of Justice aimed at determining that the merger is in the public interest. So far, more than 260 consumer, business and civic organizations, as well as state and federal elected officials, have announced their support for the merger.

     According to the filing, the merger is a response to rapid technological changes, extraordinary competition in the marketplace and financial pressures — including the loss of hundreds of thousands of jobs and more than $2 trillion in market value — that have marked the telecommunications industry the past few years. SBC and AT&T bring deeply complementary strengths critical to the future of U.S. telecommunications, capable of delivering the advanced network technologies necessary to offer integrated, innovative high-quality and competitively priced services to meet the national and global needs of all classes of customers worldwide.

Benefits of the merger

     The companies’ filing states the merger will produce numerous tangible public interest benefits, and it will enhance, not harm, competition in every sector. The filing points out:

     The public will benefit from creation of a U.S. communications company with global reach. AT&T’s network, which spans more than 50 countries, and AT&T Labs’ technological prowess will be combined with SBC’s financial strength and local exchange, broadband and wireless capabilities — resulting in a positive impact on investment, employment and productivity for the U.S. economy, benefiting all Americans.

     The merger will strengthen national security. AT&T in particular serves numerous government customers, including the White House, the Departments of Defense and Homeland Security and numerous states from Alaska to New York. This transaction will result in a robust communications company with the resources and expertise necessary to continue to serve those customers with leading-edge services.

     The combined company will be an engine of innovation and investment across the country, speeding the delivery of existing services to customers who might otherwise wait years for them, and prompting the development of new services that would otherwise not exist. The combined company will have greater incentives and ability to provide the fruits of its investment in research and development to all customers.

     And because of the merger, the capabilities, reliability and efficiency available to the largest business and government customers should flow to residential and small business customers.

Merger will help advance competition

     The companies’ FCC filing also demonstrates that the merger will help advance competition, not only in the already competitive business market but also in the local and long-distance services mass market, in which AT&T stopped pursuing new customers last year. The filing points out that the merger will enhance competition outside of SBC’s region and will certainly not reduce such competition within that region.

     The business enterprise segment is also highly competitive. Competitors include inter-exchange carriers, systems integrators, equipment vendors and value-added service providers, other network providers, foreign carriers, CLECs, cable operators and other ILECs. This intense competition will continue for these highly sophisticated customers with widely diverse needs. And the merger raises no concern about competition in the markets for Internet backbone, wireless or international services.

     Under terms of the merger agreement, approved by the boards of directors of both companies, shareholders of AT&T will receive total consideration valued at $19.71 per share, or approximately $16 billion, at the date of the merger announcement.

     AT&T shareholders will receive 0.77942 shares of SBC common stock for each common share of AT&T. Based on SBC’s closing stock price on Jan. 28, 2005, this exchange ratio equals $18.41 per share. In addition, at the time of closing, AT&T will pay its shareholders a special dividend of $1.30 per share. The stock consideration in the transaction is expected to be tax-free to AT&T shareholders.

     The acquisition is subject to approval by AT&T’s shareholders and regulatory authorities, and other customary closing conditions. SBC and AT&T have also begun the review process with the Department of Justice. The merger is expected to close in late 2005 or early 2006.

Cautionary Language Concerning Forward-Looking Statements

     Information set forth in this press release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SBC and AT&T Corporation, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of SBC’s and AT&T’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

     The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. SBC disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

     This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on SBC’s Web site at www.sbc.com/investor_relations.

In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Free copies of AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

     About SBC
     SBC Communications Inc., (NYSE:SBC), is a Fortune 50 company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers. SBC holds a 60 percent ownership interest in Cingular Wireless, which serves 49.1 million wireless customers. SBC companies provide high-speed DSL Internet access lines to more American consumers than any other provider and are among the nation’s leading providers of Internet services. SBC companies also now offer satellite TV service. Additional information about SBC and SBC products and services is available at www.sbc.com.

     About AT&T
     For more than 125 years, AT&T (NYSE ‘T’) has been known for unparalleled quality and reliability in communications. Backed by the research and development capabilities of AT&T Labs, the company is a global leader in local, long distance, Internet and transaction-based voice and data services.

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